EXHIBIT 99.1
LGI Homes, Inc. Reports Third Quarter and YTD 2015 Results and Increases 2015 Guidance
THE WOODLANDS, Texas, November 4, 2015 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the third quarter 2015 and the nine months ended September 30, 2015.
Third Quarter 2015 Highlights and Comparisons to Third Quarter 2014

•	Net Income of $15.4 million, or $0.77 Basic EPS and $0.76 Diluted EPS

•	Net Income Before Income Taxes increased 120.4% to $23.2 million

•	Home Closings increased 67.7% to 934 homes

•	Home Sales Revenues increased 88.0% to $174.0 million

•	Average Home Sales Price increased 12.1% to $186,248

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.5% as compared to 28.3%

•	Active Selling Communities at quarter-end increased to 50 from 34

•	Total Owned and Controlled Lots increased to 23,419 lots

Nine Months Ended September 30, 2015 Highlights and Comparisons to Nine Months Ended September 30, 2014

•	Net Income of $37.1 million, or $1.86 Basic EPS and $1.72 Diluted EPS

•	Net Income Before Income Taxes increased 78.3% to $56.2 million

•	Home Closings increased 44.2% to 2,458 homes

•	Home Sales Revenues increased 65.0% to $453.5 million

•	Average Home Sales Price increased 14.4% to $184,488

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.8% as compared to 27.9%

Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Management Comments

“LGI Homes’ third quarter demonstrates our continued trend of strong results and profitability,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “These results are a reflection of the dedication of our employees and our effective systems and processes that have enabled us to expand and replicate our success in our markets outside of Texas, coupled with a robust demand for homeownership in all of our markets.”
“As we finish out the year,” Lipar concluded, “we maintain our optimistic outlook on the remainder of 2015. We believe we are well positioned to end the year very strong and are therefore raising our guidance. For 2015, we now anticipate closings between 3,250 and 3,400 homes and believe basic EPS will be in the range of $2.45 and $2.65 per share.”

2015 Third Quarter Results
Home closings during the third quarter of 2015 increased 67.7% to 934 from 557 during the third quarter of 2014. Active selling communities increased to 50 at the end of the third quarter of 2015, up from 34 communities at the end of the third quarter of 2014
Home sales revenues for the third quarter of 2015 were $174.0 million, an increase of $81.4 million, or 88.0% over the third quarter of 2014. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $186,248 for the third quarter of 2015, an increase of $20,151, or 12.1%, over the third quarter of 2014. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Adjusted gross margin as a percentage of home sales revenues for the third quarter of 2015 was 27.5% as compared to 28.3% for the third quarter of 2014. This decrease reflects a combination of increased construction costs and lot costs partially offset by higher average home sales price. Please see "Non-GAAP Measures" for a reconciliation of adjusted gross margin to gross margin.
Net income of $15.4 million, or $0.77 per basic share and $0.76 per diluted share, for the third quarter of 2015 increased $8.4 million, or 118.8%, from $7.0 million for the third quarter of 2014. This increase is primarily attributable to the 67.7% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
Results for the Nine Months Ended September 30, 2015
Home closings for the nine months ended September 30, 2015 increased 44.2% to 2,458 from 1,704 during the first nine months of 2014.
Home sales revenues for the nine months ended September 30, 2015 increased 65.0% to $453.5 million compared to the nine months ended September 30, 2014. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $184,488 for the nine months ended September 30, 2015, an increase of $23,192, or 14.4%, over the nine months ended September 30, 2014. Consistent with our third quarter 2015 results, the increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Net income of $37.1 million, or $1.86 per basic share and $1.72 per diluted share, for the nine months ended September 30, 2015 increased $16.4 million, or 79.4%, from $20.7 million for the nine months ended September 30, 2014. This increase is primarily attributable to the 44.2% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is increasing its previous released guidance for 2015. The Company believes it will close between 3,250 and 3,400 homes during 2015 and generate basic EPS between $2.45 and $2.65 per share. This outlook assumes that general economic conditions, including interest rates, and mortgage availability in last quarter of 2015 are similar to those in the first nine months of 2015, and that home sales prices, construction costs and overall absorption rates for the remainder of the year are also consistent with the Company's recent experiences.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 11 a.m. Eastern Time on Wednesday, November 4, 2015. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company's website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id "65723817". This replay will be available until November 12, 2015.
About LGI Homes, Inc.

Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina and South Carolina. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tucson, Tampa, Orlando, Atlanta, Albuquerque, Charlotte and most recently Denver. The Company has a notable legacy of more than 12 years of homebuilding operations, over which time it has closed over 11,000 homes. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2015 home closings and basic earnings per share, market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the "Cautionary Statement about Forward-Looking Statements" subsection within the "Risk Factors" section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2015	2014
ASSETS	(Unaudited)
Cash and cash equivalents	$36,465	$31,370
Accounts receivable	15,822	7,365
Real estate inventory	460,475	367,908
Pre-acquisition costs and deposits	7,879	9,878
Property and equipment, net	2,052	1,610
Other assets	11,977	7,515
Goodwill and intangible assets, net	12,296	12,481
Total assets	$546,966	$438,127

LIABILITIES AND EQUITY
Accounts payable	$28,865	$15,479
Accrued expenses and other liabilities	44,591	21,365
Deferred tax liabilities, net	1,478	2,685
Notes payable	247,809	216,099
Total liabilities	322,743	255,628

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 21,008,649 shares issued and 20,008,649 shares outstanding as of September 30, 2015 and 20,849,044 shares issued and 19,849,044 shares outstanding as of December 31, 2014	210	208
Additional paid-in capital	168,143	163,520
Retained earnings	72,420	35,321
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	224,223	182,499
Total liabilities and equity	$546,966	$438,127

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$173,956	$92,516	$453,472	$274,848

Cost of sales	127,949	67,256	333,430	201,661
Selling expenses	14,057	9,239	39,032	25,788
General and administrative	8,902	6,115	25,050	16,557
Operating income	23,048	9,906	55,960	30,842
Other income, net	173	628	228	663
Net income before income taxes	23,221	10,534	56,188	31,505
Income tax provision	(7,801)	(3,488)	(19,089)	(10,828)
Net income	$15,420	$7,046	$37,099	$20,677
Basic and diluted earnings per share data:
Basic	$0.77	$0.34	$1.86	$1.00
Diluted	$0.76	$0.34	$1.72	$0.99

Weighted average number of shares of common stock:
Basic	19,923,079	20,763,449	19,894,859	20,763,449
Diluted	20,318,537	20,881,827	21,665,289	20,871,757

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Home sales revenues	$173,956	$92,516	$453,472	$274,848
Cost of sales	127,949	67,256	333,430	201,661
Gross margin	46,007	25,260	120,042	73,187
Purchase accounting adjustments (a)	39	434	1,859	2,448
Capitalized interest charged to cost of sales	1,824	473	4,376	1,147
Adjusted gross margin	47,870	26,167	$126,277	$76,782
Gross margin % (b)	26.4%	27.3%	26.5%	26.6%
Adjusted gross margin % (b)	27.5%	28.3%	27.8%	27.9%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments for real estate inventory included in cost of sales.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended September 30,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$93,661	491	$64,282	389
Southwest	30,333	158	11,277	67
Southeast	26,588	159	7,713	48
Florida	23,374	126	9,244	53
Total home sales	$173,956	934	$92,516	557

	Nine Months Ended September 30,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$256,146	1,361	$192,111	1,199
Southwest	74,006	380	31,211	188
Southeast	68,731	423	20,566	132
Florida	54,589	294	30,960	185
Total home sales	$453,472	2,458	$274,848	1,704

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes